As filed with the Securities and Exchange Commission on March 28, 2007

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CORNELL COMPANIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	76-0433642
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1700 West Loop South, Suite 1500

Houston, Texas 77027

(Address of Principal Executive Offices, including Zip Code)

Cornell Companies, Inc. 2006 Equity Incentive Plan

(Full Title of the Plan)

Mr. William E. Turcotte

General Counsel and Corporate Secretary

Cornell Companies, Inc.

1700 West Loop South, Suite 1500

Houston, Texas 77027

(713) 623-0790

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mr. William E. Turcotte	Julien R. Smythe
General Counsel and Corporate Secretary	Akin Gump Strauss Hauer & Feld LLP
Cornell Companies, Inc.	1111 Louisiana Street, 44th Floor
1700 West Loop South, Suite 1500	Houston, Texas 77002
Houston, Texas 77027	(713) 220-5800
(713) 623-0790

CALCULATION OF REGISTRATION FEE

				Proposed		Proposed
				Maximum		Maximum		Amount of
	Amount to be			Offering Price		Aggregate		Registration
Title of Securities to be Registered	Registered			Per Share		Offering Price		Fee
Common Stock, par value $0.10 per share, and Rights attached thereto	1,315,000	(1)	(2)	$20.08	(3)	$26,405,200	(3)	$810.64

(1)             Registrant is registering an aggregate of 1,315,000 shares under its 2006 Equity Incentive Plan pursuant to this Registration Statement.

(2)             This Registration Statement shall also cover any additional shares of Common Stock which become issuable under such Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(3)             Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) on the basis of the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange on March 26, 2007.

INTRODUCTORY STATEMENT

On June 29, 2006, the stockholders of Cornell Companies, Inc., a Delaware corporation (the “Registrant”), approved the Cornell Companies, Inc. 2006 Long Term Incentive Plan (the “Plan”) at the 2006 annual meeting of stockholders. This registration statement on Form S-8 relates to up to 1,315,000 shares of the Registrant’s common stock, par value $.001 per share (the “Common Stock”), that may be issued pursuant to the Plan.

EXPLANATORY NOTE AND INCORPORATION OF CONTENTS OF PREVIOUSLY FILED REGISTRATION STATEMENTS BY REFERENCE

Note: The document(s) containing the information concerning the Plan required by Item 1 of Form S-8 and the statement of availability of registrant information, Plan information and other information required by Item 2 of Form S-8 will be sent or given to the plan participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this Registration Statement the information we file with it, which means that we can disclose important information to you by referring you to those documents.  Information filed with the SEC after the date of this Registration Statement will update and supersede this information.  We incorporate by reference the documents listed below and future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the Common Stock covered by this Registration Statement is issued.

The following documents filed with the Commission are hereby incorporated by reference:

(a)          Our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 16, 2007;

(b)         Our Proxy Statement for the year ended December 31, 2005;

(c)          Our Current Reports on Form 8-K, filed with the Commission on January 19, January 30, March 6, March 12, March 13 and March 15, 2007; and

(d)         The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on November 24, 1998.

You may request a copy of these filings, at no cost, by writing to or telephoning us at our principal executive offices as follows:

CORPORATE SECRETARY

CORNELL COMPANIES, INC.

1700 WEST LOOP SOUTH, SUITE 1500

HOUSTON, TEXAS 77027

(713) 623-0790

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Akin Gump Strauss Hauer & Feld, LLP will pass upon the validity of the shares of Common Stock offered hereby.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides for indemnification of officers and directors under certain conditions.

Article VI of Cornell’s By-Laws provides for indemnification of officers and directors to the fullest extent which may be provided by a by-law under applicable law.

We have also entered into indemnification agreements with each of our current directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification set forth in our restated certificate of incorporation and bylaws and to provide additional procedural protections.  These agreements require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified, and to cover them under any directors’ and officers’ liability insurance policy we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and will be in addition to any other rights that the indemnitee may have under our restated certificate of incorporation, bylaws and applicable law.

Although the above discussion summarizes the material provisions of our restated certificate of incorporation, bylaws and indemnification agreements and Section 145 of the Delaware General Corporation Law, it is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.

Cornell maintains insurance for our officers and directors against certain liabilities, including liabilities under the Securities Act of 1933, under insurance policies, the premiums of which are paid by Cornell.  The effect of these is to indemnify any officer or director of Cornell against expenses, judgments, attorney’s fees and other amounts paid in settlements incurred by an officer or director upon a determination that such person acted in good faith.

ITEM 8. EXHIBITS

Exhibit		Incorporated
Number		By Reference
4.1	Restated Certificate of Incorporation of Cornell Companies, Inc.	1

4.2	Amended and Restated Bylaws of Cornell Companies, Inc.	2

5.1	Opinion of Akin Gump Strauss Hauer & Feld, LLP.	*

10.1	Cornell Companies, Inc. 2006 Equity Incentive Plan.	3

23.1	Consent of Akin Gump Strauss Hauer & Feld, LLP. (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP.	*

24.1	Power of Attorney (see signature page).

*                    Filed herewith.

(1)             Annual Report on Form 10-K for the year ended December 31, 1996.

(2)             Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

(3)             Proxy Statement on Form 14A.

ITEM 9. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in value of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities Exchange Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933 (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’ s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Cornell Companies, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 27rd day of March, 2007.

CORNELL COMPANIES, INC.

By:	/s/ JAMES E. HYMAN
James E. Hyman
Chief Executive Officer and
Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below and on the next page constitutes and appoints Patrick N. Perrin and William E. Turcotte, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ JAMES E. HYMAN	Chief Executive Officer and	March 27, 2007
James E. Hyman	Chairman of the Board
(Principal Executive Officer)

/s/ JOHN R. NIESER	Chief Financial Officer	March 27, 2007
John R. Nieser	(Principal Financial Officer and
Principal Accounting Officer)

/s/ ANTHONY R. CHASE	Director	March 27, 2007
Anthony R. Chase

/s/ ANDREW R. JONES	Director	March 27, 2007
Andrew R. Jones

/s/ D. STEPHEN SLACK	Director	March 27, 2007
D. Stephen Slack

/s/ ALFRED JAY MORAN, JR.	Director	March 27, 2007
Alfred Jay Moran, Jr.

/s/ TODD GOODWIN	Director	March 27, 2007
Todd Goodwin

/s/ SALLY L. WALKER	Director	March 27, 2007
Sally l. Walker

/s/ RICHARD CRANE	Director	March 27, 2007
Richard Crane

/s/ ZACHARY R. GEORGE	Director	March 27, 2007
Zachary R. George

EXHIBIT INDEX

Exhibit		Incorporated
Number		By Reference
4.1	Restated Certificate of Incorporation of Cornell Companies, Inc.	1

4.2	Amended and Restated Bylaws of Cornell Companies, Inc.	2

5.1	Opinion of Akin Gump Strauss Hauer & Feld, LLP.	*

10.1	Cornell Companies, Inc. 2006 Equity Incentive Plan.	3

23.1	Consent of Akin Gump Strauss Hauer & Feld, LLP. (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP.	*

24.1	Power of Attorney (see signature page).

*                    Filed herewith.

(1)             Annual Report on Form 10-K for the year ended December 31, 1996.

(2)             Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

(3)             Proxy Statement on Form 14A.